SALEEN AUTOMOTIVE, INC.

BINDING LETTER OF INTENT

The purpose of this binding letter of intent (“Letter of Intent”) is to set forth the present mutual understandings among (i) SM Funding Group, Inc. (“SM Funding”), (ii) Saleen Automotive, Inc. (“Company”), (iii) David Weiner, parties affiliated with David Weiner (inclusive of W-Net Fund I, L.P.) and other holders of the Company’s secured indebtedness set forth on Schedule I hereto (collectively, the “Existing Lenders”), and (iv) Steven Saleen (“Saleen”). Each of SM Funding, the Existing Lenders, Saleen and the Company may from time to time be referred to as a “Party” and collectively, the “Parties”. The Parties acknowledge that they intend to enter into certain definitive agreements pursuant to this Letter of Intent, and that until fully integrated definitive agreements (the “Definitive Agreements”) and other related documents have been prepared, authorized, executed and delivered by and among the Parties, this Letter of Intent shall bind all Parties to this Letter of Intent in accordance with the terms and conditions stated herein unless terminated in compliance with the provisions set forth herein. All amounts are in United States Dollars.

Proposed Transactions

Bridge

The Company and SM Funding shall enter into a definitive purchase agreement (the “Purchase Agreement”) whereby SM Funding or parties affiliated with SM Funding shall purchase from the Company senior convertible secured promissory notes (the “Senior Notes”) in the aggregate amount of $2,000,000, but not less than $1,000,000. The Senior Notes shall (i) be payable to SM Funding, or order, (ii) have a 12 month term, and (iii) bear interest in an annual amount of 12% payable together with principal on the maturity date (the “Bridge Financing”). The outstanding principal under the Senior Notes and any accrued and unpaid interest thereon shall, at the holder’s option, be convertible into shares of preferred stock of the Company to be issued in the Offering described below.

The Senior Notes shall be secured by all of the assets of the Company and will be senior to any other outstanding debt of the Company, including the secured notes in the outstanding principal amount of $2,501,612 held by the Existing Lenders (the “Existing Notes”), but excluding the secured indebtedness held by Citizens Business Bank in the principal amount of $358,704. Concurrently with execution of this Letter of Intent, the Parties shall enter or shall have entered into a Subordination Agreement (the “Subordination Agreement”) confirming SM Funding as senior secured lender and Existing Lenders as subordinated creditors. The Company at its option may repay or force conversion of the Senior Notes, if still outstanding, at any time after 180 days following the issuance date of the Senior Notes on seven days’ written notice to the holders thereof.

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Within seven (7) business days following the execution of this Letter of Intent, SM Funding shall advance or have advanced $1,000,000 to Company as the initial funding of the Bridge Financing. Funds advanced by or on behalf of SM Funding to W-Net Fund I, L.P. or David Weiner for benefit of the Company under this Letter of Intent are deemed to be and shall be treated for all purposes as part of the Bridge Financing. For each $1 million of Senior Notes purchased by SM Funding, the Company shall also issue to SM Funding (or its designee) $200,000 of Preferred Stock upon the closing of the Offering at no less than the Minimum Amount (as defined below), computed at the price paid by investors in the Offering, provided that the aggregate percentage of beneficial ownership allocated hereunder to SM Funding shall not exceed the percentage of SM Funding set forth below under “Capitalization.”

The Existing Lenders and SM Funding shall, prior to or concurrently with the initial closing of the Bridge Financing, enter into a subordination agreement pursuant to which all of the Existing Notes shall become subordinated and junior to the lien of the Senior Notes.

Private Placement

The target amount to be invested by SM Funding or its affiliates, or at the option of SM Funding to be raised pursuant to the private placement offering (“Offering”) of shares of preferred stock of the Company (the “Shares”) hall be $10,000,000 (the “Target Amount”). Notwithstanding the foregoing, the Offering may close if a minimum of $8,000,000, inclusive of the conversion of principal and interest under the Senior Notes, is obtained for the Company (the “Minimum Amount”). SM Funding may elect to purchase the difference between the Target Amount and the Minimum Amount with the proceeds of a one year note advanced by the Company to SM Funding bearing interest at the rate of 5% per annum. The Company shall enter into a registration rights agreement with the investors in the Offering whereby the Company will undertake promptly following close of the Offering to file a registration statement with the Securities and Exchange Commission to register the Shares for resale (the “Registration Statement”) and will cause the Registration Statement to become effective as soon as practicable thereafter, subject to the requirements of Rule 415 promulgated under the Securities Act of 1933, as amended.

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For each $1 million of Senior Notes purchased by SM Funding under this Letter of Intent the Company shall deliver to SM Funding or its designee one Black Label Mustang or acceptable equivalent.

Preferred Shares	The Shares shall have a liquidation preference equal to the original purchase price therefor and shall be convertible into shares of Common Stock of the Company consistent with the “Capitalization” section below.

Preferred Shares	The Shares shall have a liquidation preference equal to the original purchase price therefor and shall be convertible into shares of Common Stock of the Company consistent with the “Capitalization” section below.

Mandatory Conversion of Existing Notes	All of the unpaid principal and accrued and unpaid interest of the Existing Notes, together with the unpaid principal and accrued and unpaid on the other unsecured convertible notes of the Company identified on Schedule I hereto, shall automatically convert into Shares upon the closing of the Offering at the Minimum Amount in a manner consistent with the “Capitalization” section below.

Capitalization	The Company is authorized to issue up to 2,500,000,000 shares of common stock (the “Common Stock”) and 1,000,000 shares of Preferred Stock (the “Preferred Stock”), of which a total of 489,959,781 shares of Common Stock and 384,211.645 shares of Super Voting Preferred Stock, convertible into common stock at ratio of 1,000:1, are currently issued and outstanding. Additionally, 13,459,000 shares of Common Stock have been set aside for issuance under an Omnibus Incentive Plan. The Company has issued and outstanding $4,992,552 principal amount of convertible promissory notes.

The outstanding shares of Super Voting Preferred Stock shall convert into Common Stock of the Company in accordance with the terms thereof, on or about October 20, 2015, upon the filing of the Certificate of Amendment to the Certificate of Incorporation of the Company increasing the authorized shares of Common Stock of the Company to 2,500,000,000 shares, as set forth in the Company’s Information Statement on Schedule 14C filed with the Securities and Exchange Commission on September 30, 2015.

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Upon completion of the Offering at the Target Amount, assuming the conversion of the Shares into Common Stock, the beneficial ownership of the Company shall be:

Name	Percentage
(i) SM Funding Group	60.9	%*
(ii) Existing Lenders***	26.1%
(iii) Saleen	10	%**
(iv) All others as a group	3%

In the event the Offering is completed for less than the Target Amount, the percentage ownership of SM Funding Group shall be proportionately reduced, and the percentages for all of the other Parties shall be proportionately increased.

* Includes shares of Preferred Stock issuable to SM Funding for each $1 million of Senior Notes purchased by it, as described above under “Bridge.”

** Excludes Warrant to purchase 5% of outstanding common stock to be issued to Steve Saleen upon the closing of the Offering. To the extent necessary, Saleen shall surrender shares of Common Stock, or preferred stock, to the Company for cancellation to achieve the percentages set forth above.

*** Includes conversion of unsecured convertible notes set forth on Schedule I hereto.

The Definitive Documents will require the Company to file a Certificate of Amendment to its Certificate of Incorporation, within a reasonable time after the closing of the Offering, increasing its authorized shares of Common Stock to an amount sufficient to allow the conversion into Common Stock of the Shares issued in the Offering.

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SM Funding Perquisites

Following the completion of the Offering, each SM Funding investor will receive perquisites, in the form of a Company manufactured vehicle designated by the Company, provided that such investor invests a minimum amount to be mutually determined by Company and SM Funding.

Key Man Life Insurance

At the closing of the Offering, the Company shall obtain and maintain for a period of no less than five years (the “Initial Term”) from the date of the closing of the Offering $15,000,000 key man life insurance policy on Saleen (the “Saleen Life Policy”). The Saleen Life Policy shall irrevocably name SM Funding as the beneficiary thereof for the Initial Term. Proceeds of the Saleen Life Policy in excess of $10,000,000 would be delivered to the Company.

Consulting Fees

The Company shall pay consulting fees to Cyrano Group Inc., an affiliate of SM Funding, in the amount of $25,000 per month for a period of not less than 24 months commencing on first business day of the month that follows completion of the Offering, subject to the closing of the Offering at the Minimum Amount.

Certain Conditions to Closing

The closing of the transactions contemplated hereby shall be subject to customary conditions to close for transactions of this type as more particularly set forth in the related transaction documents. Without limitation on the foregoing, closing of transactions shall be subject to:

(i)	Completion of due diligence by and to the satisfaction of SM Funding.

(ii)	Execution by the Parties of Definitive Agreements

(iii)	Approval by the requisite vote of the Board of Directors and stockholders of the Company if required under the Nevada Revised Statutes and the Company’s charter documents.

(iv)	Such other terms as the Parties may mutually find to be reasonable and appropriate.

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Intellectual Property

Other than as set forth in that certain Intellectual Property License Agreement entered into on June 5, 2015 with Saleen Motors International LLC, a Delaware limited liability company that is a wholly owned subsidiary of GreenTech Automotive, Inc., the Company retains the sole and exclusive right to use, sublicense and otherwise benefit from all of the Company’s intellectual property, including without limitation the exclusive right to the “Saleen” name.

Accredited Investors; Unregistered Securities

The Offering shall be made solely to “accredited investors” within the meaning of the federal securities laws. The Parties agree and acknowledge that the proposed offer and issuance of the Shares in the Offering will be exempt from registration under the Securities Act of 1933, as amended, and that any shares of the Company’s common or preferred stock issued in connection with this transaction shall be restricted securities within the meaning of the federal securities laws and that certificates evidencing the Shares shall bear an appropriate restrictive legend.

Termination

This binding Letter of Intent may be terminated:

(i) by mutual written consent of the Company and SM Funding;

(ii) upon written notice from SM Funding that results of due diligence are not satisfactory; or

(iii) upon written notice by any Party to the other Parties if the Bridge Financing in the amount of at least $1 million has not been completed within five (5) business days following the execution of this Letter of Intent.

Upon termination, the parties hereto will have no further obligations hereunder, except for provisions of Confidentiality and Disclosure sections as set forth herein.

Due Diligence

SM Funding has commenced, and intends to continue, its due diligence investigation of the prospects, business, assets, contracts, rights, liabilities, liens, and obligations of the Company, including operational, financial, marketing, employee, legal, regulatory and other related matters.

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Exclusivity

For a period of 45 days after this Letter of Intent is fully executed, SM Funding will have a period of exclusivity to complete the Bridge Financing. Following the completion of the Bridge Financing, SM Funding will have a period of 90 days exclusivity to complete the Offering (each such exclusivity period is, the “Exclusivity Period”). During the Exclusivity Period, the Company and its subsidiaries shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to any type of financing transaction, or sell, dispose or hypothecate any of its subsidiaries, their assets or businesses, in whole or in part, whether through direct purchase, merger, consolidation or other business combination (other than sales of inventory in the ordinary course) without prior written approval of SM Funding.

Expenses

Each of the Company and SM Funding and the Existing Lenders shall be responsible for and bear all of their respective costs and expenses (including any broker’s, finder’s, counsel and investment banking fees) incurred in connection with the transactions, including expenses of its representatives incurred at any time in connection with pursuing or consummating the transaction. Upon closing of the Offering at the Minimum Amount, SM Funding Group shall be reimbursed in full by the Company for all out of pocket expenses, not to exceed $200,000.

Governing Law	The terms of the transaction and all other matters relating to the transaction will be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

Access

The Company and its subsidiaries shall provide to SM Funding complete access to the facilities, books and records of the Company and its subsidiaries and shall cause the directors, employees, accountants and other agents and representatives (each a Representative and collectively, the “Representatives”) of the Company and its subsidiaries to cooperate fully with SM Funding and SM Funding’s Representatives in connection with the SM Funding’s due diligence investigation of the Company and its subsidiaries and the Company’s and its subsidiaries’ assets, contracts, liabilities, operations, records and other aspects of its business. SM Funding shall be under no obligation to continue with its due diligence investigation or negotiations regarding the Offering if, at any time, the results of its due diligence investigation are not satisfactory to SM Funding for any reason in its sole discretion. In that case, SM Funding shall give a written notice to the Company, following which the Exclusivity provisions of this Letter of Intent shall terminate.

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Conduct of Business

Until the initial closing of the Bridge Financing documents (consisting of securities purchase agreement, senior convertible promissory note, security agreement and subordination agreement, and such other documents deemed necessary or appropriate by the parties, collectively, the “Bridge Documents”) have been duly executed and delivered or this Letter of Intent has been terminated, the Company and its subsidiaries shall conduct their respective businesses only in the ordinary course, and not to engage in any extraordinary transactions without SM Funding’s prior consent, including:

(i) not disposing of any of its assets;

(ii) not materially increasing the annual level of compensation of any employee, and not increasing the annual level of compensation of any person whose total combined compensation from the Company and any subsidiary in the last preceding fiscal year exceeded $75,000, and not granting any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

(iii) not increasing, terminating, amending or otherwise modifying any plan for the benefit of employees;

(iv) not paying any dividends, redeeming any securities, or otherwise causing assets of the Company or any of its subsidiaries to be distributed to any of its shareholders, except by way of compensation to employees who are also shareholders within the limitations set forth in clause (ii) above; and

(v) not borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of the Company’s or its subsidiaries’ businesses in a manner in keeping with historical practices.

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Disclosure

Except as and to the extent required by law, without the prior written consent of the other Parties, no Party to this Letter of Intent (or any of its subsidiaries) shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding a possible transaction between the Parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter of Intent. Notwithstanding the foregoing the Company may make such filings with the Securities and Exchange Commission as may be required upon advice of its legal counsel. Each Party agrees to cooperate with the others in making such timely, accurate and appropriate disclosures.

Confidentiality

Except as and to the extent required by law, each Party agrees that it shall not disclose or use, and it shall cause its Representatives not to disclose or use, any Confidential Information (as defined below) with respect to any other Party furnished, or to be furnished, by a Party or its Representatives to any other Party or any other Party’s Representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Transaction. For purposes of this section, “Confidential Information” means any information about a Party stamped “confidential” or identified in writing as such to the first Party by the another Party; provided, however, that Confidential Information does not include information which the first Party can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by the first Party or (ii) is obtained by the first Party from a source other than the other Party, provided that such source was not bound by a duty of confidentiality to the other Party or another Party with respect to such information. If this Letter of Intent is terminated, the Parties shall promptly return to each other any Confidential Information in their possession.

Each Party hereto hereby acknowledges that it is familiar with, and hereby agrees that it will advise its representatives who are informed as to the matters which are the subject of this Agreement concerning the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and agrees that it will neither use, nor cause any person to use, any Confidential Information in contravention of the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Rule 10b-5 and Rule 14e-3 thereunder.

Letter of Intent Priority	This Letter of Intent supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, whether expressed or implied, oral or written (collectively, the “Commitments”) and, in the event of a conflict between the provisions of this Letter of Intent and any of the Commitments, the terms and provisions of this Letter of Intent shall govern.

[Signature Page Follows]

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The foregoing accurately summarizes the understandings and agreements of the Parties with respect to the matters covered by this binding Letter of Intent. This document may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile, digital image and electronic signatures shall constitute valid signatures for all purposes.

SM FUNDING:

By:
Name:
Title:

COMPANY:

By:
Name:	Steven Saleen
Title:	Chief Executive Officer

W-NET FUND I, L.P.

By:
Name:	David Weiner
Title:

STEVEN SALEEN

By:
Steven Saleen, an individual

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SCHEDULE I

Existing Note Holders

		Principal	Accrd. Int.	Total
	Maturity
	Date	Balance	Balance	Balance
SECURED
Europa International	6/25/2017	1,162,310	83,395	1,245,705
Kartic Enterprises, Inc.	6/25/2017	50,000	3,013	53,013
W-Net Fund I L.P.	6/25/2017	750,000	39,489	789,489
Gardner Syndication Mngt. Inc	6/25/2017	39,410	1,951	41,361
W-Net Fund I L.P.	1/20/2019	255,600	3,320	258,920
Europa International	1/20/2019	244,292	3,092	247,384
		2,501,612	134,260	2,635,872

Other Notes to Convert upon Closing of Offering

UNSECURED
W Net Fund I L.P.	3/27/2017	700,000	57,482	757,482
Europa International	3/28/2017	1,000,000	87,835	1,087,835
Philpot Family Trust	3/28/2017	100,000	8,783	108,783
Mapstead	3/31/2017	150,000	13,089	163,089
Adam Liebross	4/1/2017	250,000	21,815	271,815
W-Net Fund I L.P. (KBM drip)	OPEN	77,000	101	77,101
		2,277,000	189,106	2,466,106

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